EXHIBIT 99.1


FOR:                       AMREP Corporation
                           641 Lexington Avenue
                           New York, NY 10022

CONTACT:                   Peter M. Pizza
                           Vice President and
                           Chief  Financial Officer
                           (212) 705-4700

                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------
               AMREP REPORTS SECOND QUARTER AND SIX MONTH RESULTS

NEW YORK, December 8, 2003 - AMREP Corporation (NYSE:AXR) today reported net income of $2,716,000, or $0.41 per share, for its fiscal 2004 second quarter ended October 31, 2003, compared to net income of $1,249,000, or $0.19 per share, in the same period of fiscal 2003. Revenues were $32,702,000 in the second quarter of fiscal 2004 versus $16,336,000 in the same period last year. For the first six months of fiscal 2004, the Company reported revenues of $66,319,000 and net income of $6,247,000, or $0.95 per share. For the comparable period last year, the Company had revenues of $32,346,000 and net income of $2,044,000, or $0.31 per share.

Second quarter revenues from the Company's Kable News Company subsidiary increased from $13,175,000 in 2003 to $25,200,000 in the current year, and in the six month period, revenues increased from $25,341,000 last year to $51,193,000 this year. This substantial revenue growth reflected the April 2003 acquisition by Kable of the subscription fulfillment business of Electronic Data Systems Corporation ("EDS"), offset in part by a revenue decrease in the Newsstand Distribution Services business due to a decline in magazine sales rates. Total pretax profit contributions from Kable News Company also improved in both the three and six month periods ended October 31, 2003, with an increase in the pretax profits of the Fulfillment Services business being partly offset by a reduction in the pretax profit of Newsstand Distribution Services.

As a result of customer losses that were identified and known prior to the acquisition of the EDS subscription fulfillment business and which have occurred and will continue to occur throughout fiscal 2004, it is anticipated that the revenues and pretax income of the acquired subscription fulfillment business in the second half of 2004, and in particular the fourth quarter, will be reduced from historical levels, including results for the first six months. Accordingly, results for Kable's Fulfillment Services business for the first six months of fiscal 2004 are not necessarily an indication of what may occur in future periods.
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Revenues from land sales at the Company's AMREP  Southwest  subsidiary also rose significantly, from $2,091,000 and $4,584,000 in the second quarter and first six months of 2003, respectively, to $6,744,000 and $13,138,000 in the corresponding periods of the current year. This was the result of increased sales activity of both improved and unimproved lots in the Company's principal market of Rio Rancho, New Mexico, including a bulk sale in the first quarter of the current fiscal year of 265 unimproved lots to another builder for $1,900,000 where there was no comparable transaction in the prior year. The gross profit on land sales was 56% in the second quarter of 2003 compared to 50% in the second quarter of the current year, and increased for the six month period from 49% in 2003 to 54% in 2004 because of the higher proportion of unimproved lots sold in the first quarter of 2004, including the bulk sale described above, which generally have higher gross profit margins than developed lots. Pretax profit from the real estate operations also improved significantly as a result of the strong revenue growth. As previously reported, revenues and related gross profits from land sales can vary significantly from period to period as a result of many factors, including the nature and timing of specific transactions, and prior results are not necessarily an indication of what may occur in future periods.

AMREP Corporation's subsidiary, Kable News Company, Inc., distributes magazines to wholesalers and provides subscription fulfillment and related services to publishers and others, and its AMREP Southwest Inc. subsidiary is a major landholder and leading developer of real estate in New Mexico.



                                      *****

The statements in this news release that are not historical financial statements, including statements regarding revenues and profitability of the subscription fulfillment business acquired from EDS, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond the control of AMREP and that could cause actual results to differ materially from such statements. Further information about these and other relevant risks and uncertainties may be found in the Company's filings with the Securities and Exchange Commission, all of which are available from the Commission as well as from other sources. Recipients of this news release are cautioned to consider these risks and uncertainties and to not place undue reliance on the forward-looking statements contained therein. AMREP disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.





                            (Financial Data Follows)



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                                AMREP Corporation
                                and Subsidiaries
                              Financial Highlights
                                   (Unaudited)


                                               Three Months Ended October 31,
                                               ------------------------------
                                                   2003              2002
                                                   ----              ----
Revenues                                      $ 32,702,000      $ 16,336,000

Net income                                    $  2,716,000      $  1,249,000

Earnings per share - Basic and Diluted        $       0.41      $       0.19

Weighted average number of  common
shares outstanding                               6,594,000         6,579,000
                                                 ---------         ---------


                                                 Six Months Ended October 31,
                                                 ----------------------------
                                                   2003              2002
                                                   ----              ----
Revenues                                      $ 66,319,000      $ 32,346,000

Net income                                    $  6,247,000      $  2,044,000

Earnings per share - Basic and Diluted        $       0.95      $       0.31

Weighted average number of  common shares
outstanding                                      6,591,000         6,577,000
                                                 ---------         ---------